CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 23, 2008, relating to the financial statements and financial highlights which appears in the October 31, 2008 Annual Report to Shareholders of Managers AMG FQ Global Alternatives Fund, Managers Frontier Small Cap Growth Fund (formerly Managers Small Cap Fund) and Managers AMG FQ Global Essentials Fund (formerly Managers Fremont Global Fund) (three of the series constituting Managers Trust I), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

December 18, 2009